EXHIBIT 10.27

TP&T (TOR Processing & Trade) B.V.

O. Karasch

Our reference        :               ZR/EV/jh/09TP&T bv

Tel.-number           :               (038) 428 77 00

Date                        :               March 1, 2004

Subject                   :               Financing offer

Dear Dr. Karasch,

With pleasure I herewith send you the financing offer concerning your financing application of EUR 1.326.000, - - for the investment in your machinery and expansion of your working capital.

This proposal has been based upon our conversation held earlier. Might you have any questions please contact me or my assistant Jeroen van der Horst.

You receive the financing offer in duplicate. One copy for you yourself. The other copy must, after completing the required data and having it signed by the authorized person, be returned to us.

A closer specification of the financing can be found in "further development financing offer".

If the general meeting of shareholders takes or has taken (a) decision(s) concerning the representative in case of contradictory importance between the company and a director you please communicate that to us directly after reception of this letter. In that case we will need a copy of this or these decision(s).

After reception of the signed proposal I will contact you concerning the further fulfillment of the financing-agreement.

Kind regards,

Erik Visser

Consultant Business Relations

Attachments:

¨       General conditions for business loans of the Rabobankorganisatie 2001

¨       General conditions for mortgaging or pawning of the Rabobankorganisatie 1998

¨       General conditions for current account of the Rabobankorganisatie 2001

¨       General Bank conditions

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Financing Proposal to:

TP&T (TOR Processing & Trade) B.V.

TOR Minerals International, Inc.

Mr. O. Karasch

Burg.Moslaan 13

8051 CP Hattem

Financing of EUR 1.326.000, - - consisting of:

Loan of EUR 676.000, - -

Credit in current account of EUR 650.000, - -

Repayment:

Credit in current account of EUR 504.235, - -; account number 1046.65.262

Main points of the loan of EUR 676.000, - -

Interest:	3 years fixed: 5% per year* 5 years fixed: 5.5% per year*
Payment of interest:	Per month – retrospectively
Duration:	5 years
Repayment:	Euro 11.266,-- per month retrospectively
First repayment Foreseen date of withdrawal	At the end of the month followed after the month in which the loan has been taken To be agreed upon

*) Mark your choice

Main points of credit in current account of Euro 650.000,--
Debit interest	At the moment 6,0%
interest payment:	Concerning credit balances on the account currently the Bank compensates you an interest the height of which depends on the voluma of this money on your account.
duration:	To be considered on a yearly basis
First relay:	EUR 2.833, - - per month afterwards
Credit-provision	0.25% per quarter over the credit-maximum per quarter retrospectively
Transfer of payments Foreseen starting date	Tariff transaction-bound To be agreed upon
treatment costs
treatment costs:	EUR 3.500, - -
Certainties
Subordination current account relation with Tor Minerals International Inc.
Existing certainties remain maintained.
Closer appointments
Handing in of:
Annual report:	each year before the 30th of June
Pawning lists	Per month
liquidity forecast:	Per year
profitability forecast:	per year
Validity	The financing offer is valid till the 10th of March 2004.

On the following pages the financing offer is written in more detail.

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Further details of financing offer

Loan of Euro 676.000,--

The cooperative Rabobank Zwolle U.A., established in Zwolle hereafter called Bank (severally) supplies to,

TP&T (TOR Processing & Trade) B.V.

Established in Rotterdam

 Trade register number H050683840000

TOR mineral international Inc.

Established at Corpus Christi Texas, USA

Trade register number 00035464-06

Loan is administered at name of

TP&T (TOR Processing & Trade) B.V.

For the interest the Bank offers the following options:

-          Interest fixed for 3 years; at the moment 5% per year, to be paid retrospectively per month for the first time at the end of the month of withdrawal of the loan. The interest-fixed-period is for 3 years after the first day of the month following to the month of withdrawal of the loan

-          Interest fixed for 5 years; at the moment 5,5 % per year, to be paid retrospectively per month for the first time at the end of the month of withdrawal of the loan. The interest-fixed-period is for 3 years after the first day of the month following to the month of withdrawal of the loan

For the calculation of the debit interest the number of days of a calendar month is put at the correct number of days en the ones of the calendar year is put on 360 days. The Bank is authorized to change the interest-calculation-method. The height of the loan has to be repaid in installments of Euro 11.266,-- to be paid on the last day of each month for the first time at the last day of the month following on the month of withdrawal of the loan.

The loan can only be used for financing the business.

After having accepted of this financing offer you owe us for the fixed-interested loan starting per the second of April 2004 till the date of actual cashing a interest-fixed-provision of 0,2% per month over the not-cashed amount of the loan.

This provision is calculated over the correct number of days and is at least Euro 125,--. The provision will be charged to you at the moment of cashing the loan. The Bank can adjust the interest-fixed-provision to the developments of the financial market.

Before the date of withdrawal of the loan and the being indebted of the cashed amount the administration of the Bank is full proof, except for contradictive proof.

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Credit in current account of Euro 650.000,--

The cooperative Rabobank Zwolle U.A., established in Zwolle hereafter called Bank (severally) supplies  credit (severally) to, and the Bank apprehends a current account for that matter for:

TP&T (TOR Processing & Trade) B.V.

Established in Rotterdam

 Trade register number H050683840000

TOR mineral international Inc.

Established at Corpus Christi Texas, USA

Trade register number 00035464-06

The credit is administered at the Bank on account Number 1014.65.262

At name of TP&T (TOR Processing & Trade) B.V. The height of the credit-facility will be considered on a yearly basis.

The debit interest is:

The Rabobank base rate, however raised with minimum of 4.0% per year, with a rise of now 2.0%-point. Therefore, the debit interest amounts to now 6.0% per year, to be paid per quarter retrospectively. The Rabobank base rate and the rise can always be changed by the Bank. Modification of the Rabobank base rate has no influence on for earlier mentioned minimum interest.

For calculation of the debet interest the number of days of a calendar month is put on the correct number of days and that of a calendar year on 360 days. The Bank is authorized to change the interest calculation method.

The credit provision amounts to 0.25% per quarter and is calculated over the credit maximum. This provision is charged per quarter afterwards. The Bank is authorized to change the credit provision, the calculation method and the calculation period.

Over a credit balance on the current account interest is paid. The interest is compensated for over the average credit cash balance for a certain period. This cash balance is determined by dividing the total of the daily credit cash balance by the number of calendar days of the concerning period. This cash balance is divided according to underneath overview in balance disks, after which the amount in each balance disk is calculated based upon the interest belonging to that concerning disk.

Balance disk	(part of) of average credit cash balance	interest compensation on an annual basis
1	up to 10.000, - -	0.00% (base rate)
2	of 10.000, - - up to 40.000, - -	0.00% (disk interest 1)
3	as from 40.000, - -	0.25% (disk interest 2)

For the calculation of the credit interest the number of days of a calendar month and that of a calendar year are put on the correct number of days.  The interest is calculated afterwards and added after  the settlement period.

If to this end to the judgement of the Bank reason exists, the Bank can modify the mentioned calculation method and/or interest tariffs.

For the payments on the current account the conditions of operation-tied tariff are applicable (TGT). This means that no turnover provision is calculated but an amount per transaction. The Bank calculates no currency due dates for inland transactions. Our current tariffs you will find in the attached overview.

Credit can be exclusively used for the financing of your company-activities.

Also the credit availability can be used to give guarantees and/or letters of credit or taking fixed advances. When guarantees or letters of credit are put or fixed advances are taken, the credit is restricted with the height and the duration of this.

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Treatment costs

The treatment costs are Euro 3.500,-- and are charged once only with the making of the loan.

Certainties

The financing offer is also based upon the hereafter-mentioned certainties for the Bank and/or Rabohypotheekbank N.V. These certainties are valid for everything you owe the Bank and/or Rabohypotheekbank N.V.now or in the future.

Subordination current account relation with Tor Minerals International Inc

The already existing certainties remain maintained for the offered financing

Further agreements:

for the offered financing also under-mentioned agreements are valid:

The Bank receives from you:

¨       A copy of your annual return(s) as soon as possible after the ending of the financial year, but no later than the 30th of June of the next year.

¨       per year a duplicate of your liquidity forecast.

¨       per year a duplicate of your profitability forecast.

¨       Accounts Receivable aging schedule per month and in addition directly upon the first request of the Bank.

We assume that all your banking activities, among which the payments, are made via the Bank.

The Bank will make at a pre-recorded date of the loan and/or the commencing date of the credit the money available if all terms of the Bank are met. You have to inform the Bank at the latest 1 week before the pre-recorded date if the real recording date of the loan and/or the real commencing date of the credit differs from the pre-recording date of the loan and/or the pre-recorded commencing date of credit.

You must take the loan after acceptance of the financing proposal at the latest on the 27th of May 2004.

You grant authorization to the Bank to charge your account for everything the Bank can charge on account of the financing. You are obliged to ensure for a sufficient cash balance on this account.

All rights, powers and obligations for the Bank coming from the loan agreement and the on it applicable conditions can severally be exercised by - respectively be made in force towards - the RabohypotheekBank N.V., established in Amsterdam, on behalf of which company the Bank also as plenipotentiary signs this financing proposal.

On the loan and respectively current account is - as far as not otherwise agreed upon – the following is applicable:

¨       the general conditions for business loans of the Rabobankorganisatie 2001;

¨       the general conditions for current account of the Rabobankorganisatie 2001;

To the relation with the Bank applies:

¨       the general Bank conditions

You declare to have received these conditions and to be aware of the information.

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Signature

If you would like to make use of this offer, please fill in the missing data in this financing offer. For you this means:

  Chose the interest-type you wish;
  Sign one copy of this financing offer and return it before the 5th of March 2004

The Bank would like to draw your attention to the fact that you bind yourself towards the Bank by signing, according to the terms as mentioned in the financing offer and the further detailed information about it. The Bank can however only keep this agreement when the requested certainties are made and when all other terms are met.

Cooperative Rabobank Zwolle U.A.

Erik Visser

Consultant Business Relations

Signature:

Date:

Agreed:

Place:

Date:

TP&T (TOR Processing & Trade) B.V.

Represented by:  O. Karasch

Agreed:

Place:

Date:

TOR Mineral International, Inc.

Represented by:  Mr. R. L. Bowers

Checking signature customer 1)

Date:

Initials

1) To be filled in by the Bank

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